UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2023

AMERICAN BATTERY TECHNOLOGY COMPANY

(Exact name of Registrant as specified in its charter)

Nevada	000-55088	33-1227980
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

100 Washington Street, Suite 100

Reno, NV 89503

(Address of principal executive offices)

Tel: (775) 473-4744

(Registrant’s Telephone Number)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2023, American Battery Technology Company (the “Company) entered into a new employment agreement with Scott Jolcover to continue to serve as the chief resource officer of the Company (the “CRO Agreement”). Pursuant to the CRO Agreement, Mr. Jolcover is entitled to receive an annual salary of $240,000. In addition, subject to approval by the Company’s board of directors (the “Board”) and upon achieving certain performance milestones, Mr. Jolcover is eligible to receive bonus equity compensation of (i) bonus cash set at 75% of his base salary; (ii) $300,000 in restricted stock units (the “RSUs”) divided by the 20-day trailing volume-weighted average price prior to the effective date of the CRO Agreement (the “CRO Effective Date”); and (iii) $500,000 worth of warrants with a three-year expiration of a quantity and exercise price as calculated by Black-Scholes at the CRO Effective Date. Mr. Jolcover’s bonus equity compensation awards will vest 1/12th quarterly beginning on the last quarter following the issuance of the award until fully vested.

Mr. Jolcover, 71, joined the Company in November 2020. Mr. Jolcover has development expertise spanning five decades including expertise in construction, mining and land development, water resource, claims management, economic and environmental solutions. Prior to joining the Company, he served as the Director of Development and General Site Manager for Comstock Mining Inc. (“Comstock”) from 2005 until November 2020, where he managed all commercial transactions, including land, water and other major capital expenditures and acquisitions and served on Comstock’s board of directors for two years. Mr. Jolcover’s other roles include the President and CEO for Virginia City Ventures, which established the Comstock Gold Mill and partnered with the Tri-County Railway Commission. Mr. Jolcover has board and leadership roles with Nevada Works, Northern Nevada Development Authority (NNDA), Design and Construction Committee, and a 20-year relationship with Virginia City Tourism Commission (VCTC), including Chair and Vice-Chair roles.

On January 10, 2023, the Company entered into a new employment agreement with Andres Meza to continue to serve as the chief operating officer of the Company (the “COO Agreement”). Pursuant to the COO Agreement, Mr. Meza is entitled to receive an annual salary of $275,000. In addition, subject to approval by the Board and upon achieving certain performance milestones, Mr. Meza is eligible to receive bonus equity compensation of (i) bonus cash set at 75% of his base salary; (ii) $500,000 in RSUs divided by the 20-day trailing volume-weighted average price prior to the effective date of the COO Agreement (the “COO Effective Date”); and (iii) $1,000,000 worth of warrants with a five-year expiration of a quantity and exercise price as calculated by Black-Scholes at the COO Effective Date. Both the RSUs and warrants will vest over a four year vesting schedule.

Mr. Meza, 42, joined the Company in July 2021. Mr. Meza has an undergraduate degree in chemical engineering and started his professional career at Georgia Pacific working as a process engineer at a paper mill. After working to gain direct hands-on chemical manufacturing expertise throughout the processing plant, he was promoted to a shift team leader. To further enhance his management and leadership skills, he attended the Harvard Business School. After receiving his MBA, he worked for Apple as a global supply manager focusing on commissioning and scaling up of manufacturing facilities across Asia and the implementation of cost efficiencies throughout their supply chain. After four years optimizing high-volume manufacturing at Apple, Mr. Meza worked for the management consultancy firm McKinsey and Company as an engagement manager. In this role, he analyzed the manufacturing operations of global corporations and developed strategic assessments for executives to implement operational efficiencies in their facilities and business units. Mr. Meza subsequently joined the private equity firm Transom Capital as the Vice President of Operations working with a suite of portfolio companies in which the firm had invested. At Transom Capital, Mr. Meza used his extensive expertise in operational leadership and manufacturing to establish the required procedures and frameworks to help grow these early-stage companies into mature and stable corporations.

There are no arrangements or understandings between Mr. Jolcover, Mr. Meza and any other persons pursuant to which Mr. Jolcover was selected as Chief Resource Officer and Mr. Meza was selected as Chief Operating Officer. In addition, there are no relationships between Mr. Jolcover and the Company or Mr. Meza and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

The foregoing is not a complete description of the parties’ rights and obligations under the CRO Agreement and COO Agreement. Each of which is qualified by reference to the full text and terms of each respective agreement, filed as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01 Exhibits

Exhibit No.	Description

10.1	Employment Agreement between American Battery Technology Company and Scott Jolcover
10.2	Employment Agreement between American Battery Technology Company and Andres Meza
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BATTERY TECHNOLOGY COMPANY

Date: January 11, 2023	/s/ Ryan Melsert
Ryan Melsert
Chief Executive Officer